News Release

INVESTOR CONTACT:
Bob Powers
Vice President Investor Relations
856.384.3119

CHECKPOINT SYSTEMS, INC. ANNOUNCES
SECOND QUARTER 2012 RESULTS

Provides Update on Strategic Business Review

Launches $35 Million Profit Improvement Initiative

Amends Debt Agreements with Lenders

Provides Updated 2012 Guidance and 2013 Outlook

Thorofare, New Jersey, August 2, 2012 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the second quarter ended June 24, 2012. The Company also provided an update on the strategic business review it initiated in May, and announced a significant new profit improvement plan, Project LEAN, to return Checkpoint to profitable growth, as well as an amended Lender Agreement.

Net revenues decreased 8.5%, 4.0% on a constant currency basis, to $198.4 million from $216.8 million in the year-earlier quarter and the Company reported a loss of $2.30 per diluted share, compared with earnings of $0.24 per diluted share in the second quarter of 2011.

The Company reported adjusted non-GAAP operating income of $3.3 million in the second quarter of 2012 compared to $17.1 million in the year-earlier quarter, which included $16.7 million of other operating income due to the sale of customer related receivables associated with the renewal and extension of sales type lease arrangements.

Checkpoint Systems' interim Chief Executive Officer and President George Babich said, “Revenue continues to be impacted by global economic uncertainty, especially in Europe and disruptions caused by our Apparel Labeling restructuring. Gross profit margins continue to be impacted by under absorption as we complete our manufacturing consolidation, execution issues which are currently being addressed through our restructuring plan and unfavorable mix as a result of a large sale of Hard Tag @ Source last year. Importantly though, SG&A expenses for the second quarter decreased by $10.8 million, or 13.6%, compared with the same period last year. The second quarter of 2012 includes $5.4 million in savings from restructuring and a $2.9 million charge from contractual costs associated with the CEO transition announced in May, 2012.”

Mr. Babich continued, “Although we are operating in an extremely challenging economic environment where retailers are reducing capital expenditures and ordering fewer products, we continue to win new national and international customers with our EAS solutions. With our restructuring initiatives in place, we will be well positioned for substantial growth ahead of the eventual economic improvement in our end markets.”

Results of Strategic Review

Mr. Babich said, “During our first quarter conference call, I committed to provide an update at this time on Checkpoint's turnaround initiative and present a plan for improving the Company's performance to build sustainable value for our shareholders. For the past 90 days, I have traveled to 15 cities in seven countries and met with nearly 100 of our business leaders as well as key customers in order to carefully evaluate the strategic importance, competitive positioning and operational performance of each of our businesses. The Special Committee of the Board of Directors held numerous discussions with the Board to share our findings and to review all the potential options for quickly and significantly increasing shareholder value.

“This evaluation determined that Checkpoint's past strategy was simply not effective by any measure. Acquisitions were poorly integrated; systems rollouts poorly implemented; and a bloated matrix organizational structure resulted in excess cost; a loss of focus on expense control; poor customer service and lost sales.

“As a result of our comprehensive strategic and operational review, the Board has concluded that the best path forward for Checkpoint shareholders is for us to redefine our strategic focus. We will transform Checkpoint from a product protection business to a provider of inventory management solutions that will enable retailers to enhance profitability by managing product loss due to shrinkage, improving working capital and increasing sales. Our newly focused company will enable us to offer products, services and solutions that help retailers improve on-shelf availability of their products.

“Through our review, we identified some very strong product lines and businesses, which will serve as the focal point in our effort to capture the great opportunity we see for Checkpoint. For example, our EAS Systems and Labels business continues to win conversions from competitors and win new customers. Our Alpha® brand of high theft merchandise solutions continues to be a market leader. Our METO® brand continues to be a market leader in Europe and delivers outstanding financial returns. Our RFID merchandise visibility software solution continues to gain traction with major European and American retailers.

“We've concluded that Apparel Labeling, which was assembled over the past few years through numerous acquisitions to support our penetration into the apparel industry and to support the growth of our RFID strategy, needs a more narrow focus. We will achieve this by right-sizing the Apparel Labeling footprint in order to profitably provide on-time, high quality products to our apparel customers so that retailers can effectively merchandise their products. Simultaneously, we will reduce our Apparel Labeling product offering to only those that are also necessary to support our RFID strategy. Our evaluation also found that CheckView® has not performed as well as needed and we will address that by year-end.

“As a result of this strategic shift, in the second quarter we have taken a non-cash $64 million goodwill impairment charge in our Apparel Labeling business. Additionally, as part of our strategic repositioning, we will consider the divestiture of certain product lines and businesses that are not strategically important to our redefined strategy.”

On-Shelf Availability Strategy

•	Become the recognized global leader in shrink management and merchandise visibility solutions to the retail and apparel industries, and

•
Direct our Apparel Labeling business to leverage our variable data management capability in support of providing retailers with quality merchandising products that are also necessary for RFID merchandise visibility solutions.

Mr. Babich continued, “For retailers and retail suppliers, getting the right product, in the right place, at the right time and at the right quantity are critical keys to success. The Board is confident that Checkpoint solutions can play an important role in helping our customers improve on-shelf availability through our range of retail products and solutions, thereby increasing their revenue and profitability.

Project LEAN

Mr. Babich commented, “In conjunction with our strategic shift, we also launched a new profit improvement plan, Project LEAN, designed to restructure the Company to support the more focused product range while positioning Checkpoint to quickly return to profitable growth. This comprehensive initiative is based on a thorough evaluation of Checkpoint's historical performance, execution issues, the macro market environment, competitive positioning and our management teams.

“Through Project LEAN, we will size our entire organization to match the current economic environment and quickly return to profitability while preparing ourselves for an eventual improvement in the economy.”

Project LEAN Summary

•	Eliminate the matrix organizational structure

•	Appoint proven managers to new roles with clear mandates and accountability

•	De-layer the sales and field service organizational structures

•	Re-engineer the Apparel Labeling Solutions footprint and improve productivity

•	Improve Shrink Management Solutions manufacturing productivity

•	Right-size corporate functions to match new lean business structure

•	Implement new and deep cost control initiatives throughout the organization

•	Develop detailed profit improvement plans for each division

Project LEAN is expected to generate annual savings in 2013 of approximately $35 million, in addition to the $67 million in savings from the Global and SG&A Restructuring Plans previously disclosed by the Company, bringing total savings to $102 million. Nearly all of the savings associated with Project LEAN will be attributable to a reduction in Checkpoint's global headcount of more than 1,400 positions, the vast majority of which will impact its southern China manufacturing operations, bringing total headcount reductions to more than 2,400 positions. The Company expects to realize the full $102 million benefit in 2013.

Estimated Annual Project LEAN Impact

•	Revenue Reductions - $(10) million

▪	Rationalize existing product offerings and facilities

▪	Elimination of high cost to serve, low revenue customers

•	Gross Profit Improvements - $13 million

▪	Revenue impact

▪	South China manufacturing consolidation - (approximately 1,150 headcount)

▪	Streamline field organization

▪	Manufacturing efficiencies

▪	Cost reductions

•	Operating Expense Reductions - $22 million

▪	Delayering sales force

▪	Management reductions

▪	Rightsizing corporate overhead

▪	Other expense reductions

Mr. Babich said, “Through Project LEAN and our expanded Global Restructuring Plan and other actions, we plan to stabilize sales, actively manage margins, dramatically reduce operating expenses, more effectively manage working capital and improve global cash management control. However, I will caution that we have many moving pieces at this time and that our results through the end of the year may be somewhat uneven, especially in Apparel Labeling. While this process will not be easy, we will through this process transform Checkpoint into a simpler, more nimble organization that is able to effectively leverage our talent to better serve our customers.

“The Board and I are confident that Project LEAN will lead to a leaner, stronger and more focused Checkpoint that will serve its customers better and quickly increase shareholder value with no unintended revenue risk. We look forward to quickly realizing profitable growth from the change in strategic direction we announced today.

As we move forward, Checkpoint will remain committed to building sustainable value for our shareholders, and to that end, the Board has launched a search to fill the two open Board of Director seats.”

Organizational Changes

On June 4, 2012, the Company announced a series of actions to dismantle the global matrix organization, and to realign senior operating management to leverage the executives' deep industry knowledge:

•
Per Levin, who has been with Checkpoint for over 17 years built our legacy EAS business in Europe and started our global RFID business, is President and Chief Sales Officer of our Shrink Management Solutions (SMS) and Merchandise Visibility™ (MV) businesses.

•	Farrokh Abadi, who has been with Checkpoint for nearly 8 years and has had responsibility for manufacturing, distribution and R&D, is President and Chief Operating Officer of SMS.

•	James Wrigley, who has nearly 15 years of experience in the apparel labeling business, is President of Apparel Labeling Solutions (ALS).

Mr. Babich said, “I cannot overstate my belief that as a result of these new assignments, Checkpoint's focus, execution and customer service will dramatically improve and ultimately drive stronger profit performance.”

Working Capital Initiative

Checkpoint implemented new working capital initiatives during the quarter that are expected to generate $50-$60 million by June 2013. The initiatives will focus on improving forecasting, product management and supply chain processes to reduce inventory levels; improve customer to cash process execution, timeliness and accuracy to improve collections and reduce accounts receivable balances; and more effective management of accounts payable payment terms in order to increase account payable balances. Each of these initiatives will be scrutinized to ensure best practices while maintaining appropriate levels of customer service and vendor relations.

Amended Lender Agreements

Checkpoint also announced that on July 31, 2012 it reached an agreement with its lenders to amend its debt agreements to facilitate the ability to execute the Company's redefined strategy and expanded restructuring plan. The amendment increased both the required leverage ratio covenant, which is now based on adjusted EBITDA, and the required fixed charge coverage ratio through the first quarter of 2013, and includes a waiver of the fixed charge coverage ratio through the third quarter of 2012 and a decrease for the fourth quarter of 2012. Absent these waivers and amendments, we would have been in violation of our covenants for the second quarter of 2012.

Ray Andrews, Senior Vice President and Chief Financial Officer said, “The impact of expanded restructuring charges coupled with declining revenue due to soft end markets created the potential to trip covenants into the first half of 2013. We are pleased to have reached agreement with our lenders on new financial covenants that should allow us to operate and grow our business.”

Checkpoint has engaged AlixPartners, a global management consulting firm specializing in improving corporate financial and operational performance, to assist in the turnaround effort. Specifically, AlixPartners will support the implementation of best practices in cash forecasting processes and help assess the financial implications of Checkpoint's redefined strategy and updated restructuring plan.

Discussion of Second Quarter Results

Selected analysis and discussion of the second quarter of 2012 results:

•
Net revenues decreased 8.5% to $198.4 million, principally due to an 8.0% decline in organic growth for all segments. Foreign currency effects resulted in a 4.5% decrease in net revenues, driven principally by the strengthened dollar versus the euro. These declines were partially offset by acquisition growth of 4.0% resulting from the acquisition of Shore to Shore, Inc.

•
Gross profit margin was 36.7% compared to 39.2% for the second quarter of 2011. The decrease was principally due to lower gross margins in the Shrink Management Solutions segment, notably the EAS Consumables, EAS Systems, and CheckView® businesses and the Retail Merchandising Solutions segment.

•
Selling, general and administrative (SG&A) expenses reached $68.4 million compared to $79.2 million for the second quarter of 2011. The second quarter of 2012 included savings totaling $5.4 million from the expanded Global Restructuring Plan, including Project LEAN.

•
GAAP operating loss was $85.5 million compared to income of $13.6 million for the second quarter of 2011. Non-GAAP operating income excluding goodwill impairment charges, restructuring expenses, and other items was $3.3 million, or 1.6% of net revenues compared to non-GAAP operating income for the second quarter of 2011 of $17.1 million, or 7.9% of net revenues. The second quarter of 2011 included $16.7 million of other operating income due to the sale of customer related receivables associated with the renewal and extension of sales type lease arrangements. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $21.3 million ($5.3 million non-cash) resulting from the implementation of Project LEAN and the continued efforts of the Expanded Global Restructuring Plan. Restructuring expense for these restructuring plans total $60.4 million ($13.1 million non-cash) since inception.

•
Goodwill impairment expense of $64.4 million (non-cash) was due to the decline in estimated future Apparel Labeling Solutions cash flow due to our plan to refocus the business, coupled with recent declines in revenue and profitability.

•	Effective tax rate was negative 6.5% compared to 15.1% for the second quarter of 2011.

•	Cash flow provided by operating activities was $4.1 million compared to cash flow provided by operating activities of $22.2 million for the second quarter of 2011.

•
At June 24, 2012, cash and cash equivalents were $84.3 million compared to $93.5 million at December 25, 2011, and total debt was $137.6 million compared to $150.5 million at December 25, 2011. Capital expenditures were $3.0 million for the second quarter of 2012.

Outlook for 2012

Based on an assessment of current market conditions, especially in the European markets, and current foreign exchange rates, Checkpoint is providing guidance for 2012. This guidance does not include the impact of unusual charges, such as additional restructuring expenses, that the Company may incur during the year.

•
Net revenues are expected to be in the range of $765 million to $785 million. This includes an expected negative year-over-year impact of foreign exchange rate changes of approximately $24 million to $29 million.

•	Non-GAAP diluted net loss per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.18 to $0.33.

•	Gross profit margins in the range of 35.8% to 36.8%.

•	Operating expenses in the range of $270 million to $280 million.

•	Non-GAAP operating income margin is expected to be in the range of 0.4% to 1.2%.

•
Full year non-GAAP income taxes between $6 million and $10 million. This is impacted by the fact that the valuation allowance on U.S. deferred tax assets, recorded in the third quarter of 2011, eliminates tax benefits on U.S. losses.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $0 million to $10 million.

Outlook for 2013

Based on the assumption that economic conditions remain relatively stable in Checkpoint's major end markets, especially in Europe, in 2013 Checkpoint would expect:

•	2% to 3% constant currency revenue growth

•	Gross margins improvement of approximately 300 basis points

•	Operating expenses reduction of approximately 10%

The revenue growth will be driven by the continued growth in the RFID business. The improvements in gross margins and operating expenses are driven by benefits from all profit improvement initiatives.

This guidance does not include the impact of unusual charges, such as divestitures or additional restructuring expenses that the Company may incur during the year.

Checkpoint Systems will host a conference call today, August 2, 2012, at 10:00 AM Eastern Time, to discuss its second quarter 2012 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the webcast at http://ir.checkpointsystems.com. A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform. As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer's shopping experience. For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This report includes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this quarterly report on Form 10-Q which express that we "believe," "anticipate," "expect" or "plan to" as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events and financial performance, and are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Such risks, uncertainties and assumptions include, but are not limited, to the following: the impact upon operations of legal compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to integrate the Shore to Shore acquisition we settled in the second quarter of 2011 and other prior acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to successfully implement global cost reductions in operating expenses including field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting, including the ability to remediate the material weakness discovered during the year ended December 25, 2011; and risks generally associated with our company-wide implementation of an enterprise resource planning (ERP) system. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information about potential factors that could affect our business and financial results is included in our Annual Report on Form 10-K for the year ended December 25, 2011, and our other Securities and Exchange Commission filings.

Financial Summary (a)
(Unaudited)

	Quarter
	(13 weeks) Ended
(amounts in millions, except per share data)	June 24, 2012	June 26, 2011
		(As Revised)
Net revenues	$198.4	$216.8

	From Continuing Operations		From Discontinued Operations		Total Company
	June 24, 2012	June 26, 2011 (b)	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011 (b)
Quarter
As Reported (GAAP)
Net (loss) earnings (c)	$(92.9)	$10.1	$(1.3)	$(0.3)	$(94.2)	$9.8
Diluted (loss) earnings per share (c)	$(2.27)	$0.25	$(0.03)	$(0.01)	$(2.30)	$0.24
Non-GAAP (d)
Net (loss) earnings (c)	$(7.9)	$13.2	$(1.3)	$(0.5)	$(9.2)	$12.7
Diluted (loss) earnings per share (c)	$(0.19)	$0.32	$(0.03)	$(0.01)	$(0.22)	$0.31

(a)	See accompanying reconciliation of GAAP to Non-GAAP financial measures.

(b)	2011 revised for immaterial financial statement errors totaling, after tax $0.3 million.

(c)	Attributable to Checkpoint Systems, Inc.

(d)	2012 excludes goodwill impairment charges, restructuring expenses, and other items.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Six Months
	(13 weeks) Ended		(26 weeks) Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
		(As Revised)		(As Revised)
Net revenues	$198,396	$216,810	$360,693	$398,696
Cost of revenues	125,537	131,826	231,477	243,627
Gross profit	72,859	84,984	129,216	155,069
Selling, general, and administrative expenses	68,400	79,195	137,375	151,492
Research and development	4,145	5,347	8,691	10,136
Restructuring expenses	21,266	1,495	22,984	3,092
Goodwill impairment	64,437	—	64,437	—
Acquisition costs	96	2,017	110	2,203
Other expense	—	51	745	298
Other operating income	—	16,672	—	16,672
Operating (loss) income	(85,485)	13,551	(105,126)	4,520
Interest income	395	727	895	1,693
Interest expense	1,939	1,918	3,874	3,560
Other gain (loss), net	(146)	(376)	(296)	(266)
(Loss) earnings from continuing operations before income taxes	(87,175)	11,984	(108,401)	2,387
Income taxes expense (benefit)	5,701	1,808	(4,575)	433
Net (loss) earnings from continuing operations	(92,876)	10,176	(103,826)	1,954
Loss from discontinued operations, net of tax benefit of $0, $179, $0, and $433	(1,310)	(332)	(1,630)	(805)
Net (loss) earnings	(94,186)	9,844	(105,456)	1,149
Less: (loss) earnings attributable to non-controlling interests	(25)	2	(304)	2
Net (loss) earnings attributable to Checkpoint Systems, Inc.	$(94,161)	$9,842	$(105,152)	$1,147

Basic (loss) earnings attributable to Checkpoint Systems, Inc. per share:
(Loss) earnings from continuing operations	$(2.27)	$0.25	$(2.53)	$0.05
Loss from discontinued operations, net of tax	(0.03)	(0.01)	(0.04)	(0.02)
Basic (loss) earnings attributable to Checkpoint Systems, Inc. per share	$(2.30)	$0.24	$(2.57)	$0.03
Diluted (loss) earnings attributable to Checkpoint Systems, Inc. per share:
(Loss) earnings from continuing operations	$(2.27)	$0.25	$(2.53)	$0.05
Loss from discontinued operations, net of tax	(0.03)	(0.01)	(0.04)	(0.02)
Diluted (loss) earnings attributable to Checkpoint Systems, Inc. per share	$(2.30)	$0.24	$(2.57)	$0.03

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(amounts in thousands)

	June 24, 2012	December 25, 2011
	(Unaudited)
Cash and Cash Equivalents	$84,265	$93,481
Working Capital	$216,689	$233,116
Current Assets	$440,682	$492,236
Total Debt	$137,555	$150,462
Total Equity	$420,495	$529,340
Total Assets	$898,578	$1,044,481

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter		Six Months
	(13 weeks) Ended		(26 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income (Loss):	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
		(As Revised)		(As Revised)
Net Revenues	$198,396	$216,810	$360,693	$398,696

GAAP operating (loss) income	(85,485)	13,551	(105,126)	4,520

Non-GAAP Adjustments:

Management transition expense	2,942	—	2,942	—
Restructuring expenses	21,266	1,495	22,984	3,092
Goodwill impairment	64,437	—	64,437	—
Acquisition costs	96	2,017	110	2,203
Other expense	—	51	745	298
Adjusted Non-GAAP operating income (loss)	$3,256	$17,114	$(13,908)	$10,113

GAAP operating margin	(43.1)%	6.3%	(29.1)%	1.1%
Adjusted Non-GAAP operating margin	1.6%	7.9%	(3.9)%	2.5%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Six Months
	(13 weeks) Ended		(26 weeks) Ended
Reconciliation of GAAP to Non-GAAP (loss) earnings from continuing operations attributable to Checkpoint Systems, Inc.:	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
		(As Revised)		(As Revised)
(Loss) earnings from continuing operations attributable to Checkpoint Systems, Inc., as reported	$(92,851)	$10,174	$(103,522)	$1,952

Non-GAAP Adjustments:

Management transition expense, net of tax	2,942	—	2,942	—
Restructuring expenses, net of tax	17,006	1,073	18,563	2,217
Goodwill impairment, net of tax	64,427	—	64,427	—
Acquisition costs, net of tax	96	1,975	110	2,157
Other expense, net of tax	—	38	549	220
Valuation allowance adjustment	489	—	489	—
Adjusted net (loss) earnings from continuing operations attributable to Checkpoint Systems, Inc.	$(7,891)	$13,260	$(16,442)	$6,546

Reported diluted shares	40,973	40,914	40,893	40,903
Adjusted diluted shares	40,973	40,914	40,893	40,903

Reported net (loss) earnings from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$(2.27)	$0.25	$(2.53)	$0.05
Adjusted net (loss) earnings from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$(0.19)	$0.32	$(0.40)	$0.16